Exhibit 11.1

                       FREEPORT-McMoRan INC.
              COMPUTATION OF NET INCOME PER COMMON AND
                      COMMON EQUIVALENT SHARE

                           Three Months Ended            Nine Months Ended
                             September 30,                September 30,
                          ------------------------    ----------------------
                             1997          1996          1997         1996
                          ----------    ----------    ---------   ----------
                              (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable
   to common stock        $ (162,950)   $    2,875    $ (154,839) $   35,130
                          ==========    ==========    ==========  ==========


  Average common shares
   outstanding                23,536        25,488        23,627      26,509
  Common stock equivalents:
    Stock options                119           279            14         315
                          ----------    ----------    ----------  ----------

  Common and common
   equivalent shares          23,655        25,767        23,641      26,824
                          ==========    ==========    ==========  ==========

  Net income per common
   and common equivalent
   share                      $(6.89)         $.11        $(6.55)      $1.31
                              ======          ====        ======       =====